Exhibit 99.1

FOR IMMEDIATE RELEASE

PROPOSED NEW MARKET RULE BROADENS OPPORTUNITIES

FOR BEACON POWER FLYWHEEL PLANTS

FERC Proposes Market Rule That Would Turn Wind Developers into

Customers for Beacon’s Regulation Services or Plant Sales

Tyngsboro, MA — November 30, 2010 — Beacon Power Corporation (Nasdaq: BCON), a leading provider of advanced energy storage systems and services to support a more stable, reliable and efficient electricity grid, is expected to benefit from expanded business opportunities if new market rules recently proposed by the Federal Energy Regulatory Commission (FERC) are implemented as permanent market rules.

On November 18, 2010, FERC issued a Notice of Proposed Rulemaking (NOPR) on Integrating Variable Energy Resources — including wind and solar power — onto the grid. A significant part of FERC’s proposed rule is the creation of a new “Generator Regulation Service” in accordance with a cost-based rate schedule designed to provide a clear path to recover the costs of regulation from the generator.

Importantly, the proposed rules give generators the option to either purchase such Generator Regulation Service from the public utility — or provide it themselves. As stated in FERC’s proposed new Schedule 10, Generator Regulation and Frequency Response Service: “The Transmission Customer or generator must either purchase this service from the Transmission Provider or make alternative comparable arrangements, which may include use of non-generation resources or processes capable of providing this service, to satisfy its Generator Regulation and Frequency Response Service obligation.”

“The proposed rules would open up new markets for Beacon Power and our flywheel technology,” said Bill Capp, Beacon president and CEO. “It’s been shown that adding intermittent energy resources like wind to the grid increases the need for grid-balancing frequency regulation, which our flywheel energy storage systems can provide. With FERC’s call for more widespread regulation resources, provided either by the grid operator or the generator, these rules would create an entirely new market class for the proven solution that we can provide.”

Judith Judson, Beacon’s vice president of asset management and market development, added, “FERC’s NOPR includes two elements that would create a new customer class for our technology. First, FERC has reconfirmed that it wants wind developers to pay for the increased amount of regulation capacity required to integrate new wind generation. Second, FERC has decided it wants to give these variable generators a choice in how they accomplish this, either by allowing them to buy regulation service from the local transmission company, or by self-providing, directly or through third-party service arrangements.”

Ms. Judson continued, “Because FERC’s proposal mandates that either the transmission provider or the generator ensure that regulation facilities are available to balance the system, FERC has sent a market signal that will encourage additional construction of regulation resources. Moreover, when customers have a choice, they are likely to select the most cost-effective solution. Our flywheel energy storage systems are two to seventeen times more effective than slower conventional regulation assets, an advantage that will translate to lower costs when adding regulation capacity. Simply put, our technology is the most cost-effective, environmentally friendly way for transmission providers and/or generators to comply with FERC’s proposed requirements.”

About Beacon Power Corporation

Beacon Power Corporation designs, develops and is commercializing advanced products and services to support stable, reliable and efficient electricity grid operation. Beacon’s Smart Energy Matrix™, now in production, being operated and earning revenue, is a non-polluting, megawatt-scale, fast-response flywheel-based solution designed to provide less expensive, more sustainable and effective frequency regulation services to the nation’s power grid. The Company’s business strategy is both to supply frequency regulation services from its own plants and to sell systems directly to utilities or grid operators in parts of North America and selected international markets. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: The Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events, financial performances, and project development. These “forward-looking” statements are identified by the use of terms and phrases such as “will,” “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; the complexity and other challenges of arranging project financing and resources for one or more frequency regulation power plants, including uncertainty about whether we will be able to comply with the conditions or ongoing covenants of the Federal Financing Bank loan for our Stephentown, New York, facility; our need to comply with any disbursement or other conditions under the DOE Smart Grid grant program; a need to raise additional equity to fund Beacon’s projects and our other operations in uncertain financial markets and at a time when the Company’s stock price is rather low; conditions in target markets, such as that some ISOs are taking longer than others to comply with FERC’s requirement to update market rules to include new technology such as the Company’s, and also such as that frequency regulation pricing is lower in the short-term than at many times in the past; our ability to obtain site interconnection approvals, landlord approvals, or other zoning and construction approvals in a timely manner; limited experience manufacturing commercial products or supplying frequency regulation services on a commercial basis; limited commercial contracts for revenues to date; the dependence of revenues on the achievement of product optimization, manufacturing and commercialization milestones; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; retaining key executives and the possible need in the future to hire and retain key executives; the historical volatility of our stock price, as well as the volatility of the stock price of other companies in the energy sector, especially in view of current conditions in the financial markets generally. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power filings with the Securities and Exchange Commission. Beacon Power expressly does not undertake any duty to update forward-looking statements.

Investor Relations Contact:

Chris Witty

Darrow Associates

646-438-9385

cwitty@darrowir.com